EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-249433), Form S-4 (No. 333-249423), Form S-8 (Nos. 333-111225, 333-129385, 333-129387, 333-129389, 333-129390, 333-135064, 333-146989, 333-146990, 333-157686, 333-180979, 333-195951, 333-217824 and 333-238190) of our reports dated February 28, 2023, relating to the financial statements and financial statement schedules of Oppenheimer Holdings Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
New York, NY
February 28, 2023